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                                                            Exhibit 8.1

                    [Thompson & Knight L.L.P. Letterhead]
                              November 30, 2001


Data Return Corporation
222 West Las Colinas Boulevard, Suite 450
Irving, Texas  75039
Attention: Mark Gunnin

      Re: Tax Opinion Regarding Merger Among Data Return Corporation, TD Acquisition Corp., and divine, inc.

Ladies and Gentlemen:

      This firm has acted as special tax counsel to Data Return Corporation (the "Company"), in connection with (a) the opinion to be delivered pursuant to
Section 7.2(d) of the Agreement and Plan of Merger dated as of November 1, 2001 (the "Merger Agreement") among the Company, TD Acquisition Corp. ("Merger Sub"), and divine, inc. ("Parent"), and (b) the preparation and filing of the proxy statement/prospectus forming a part of the registration statement on Form S-4 (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"). In particular, we have prepared the discussion in the Registration Statement under the heading "Material United States Federal Income Tax Consequences" (the "Tax Summary"). Except as expressly provided otherwise, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

      As the basis for our opinion, which is described below, we have examined:

      1.    the Merger Agreement,

      2. the agreements referenced therein including the Shareholders Voting Agreement, the Credit Agreement, the Security Agreement and the Intellectual Property Security Agreement,

      3.    the Registration Statement, and

      4. the letters of representation from Parent and Merger Sub dated November 20, 2001 and from the Company dated November 16, 2001 (collectively, the "Letters").

In addition to examining the above documents, (i) we have conducted such factual and legal research as we have deemed appropriate; (ii) we have assumed the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the


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Merger that have come to our attention during our engagement; (iii) we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement; and (iv) we have assumed that the representations contained in the Letters are true, correct and complete and will continue to be true, correct and complete as of the Effective Time of the Merger.

      Based upon the facts, assumptions and representations described herein and subject to the qualifications stated herein and in the Tax Summary, we have concluded that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and, accordingly,

      (a) A Company shareholder will not recognize any gain or loss upon the exchange of shares of Company Common Stock for shares of Parent Common Stock in the Merger.

      (b) A Company shareholder will have a tax basis in the Parent Common Stock received in the Merger equal to the aggregate tax basis of the shares of Company Common Stock surrendered in the Merger.

      (c) The holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock in the Merger will include the holding period for the shares of Company Common Stock surrendered in the Merger.

      The preceding are all of the material U.S. federal income tax consequences of the Merger to the Company Shareholders. However, this opinion does not address the federal income tax consequences that may vary with, or are contingent on, a shareholder's individual circumstances. This opinion does not apply to certain categories of shareholders, including corporate and foreign shareholders and tax-exempt entities. Nor does this opinion address any non-income tax or any state, local or foreign tax consequences of the Merger.

      This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions reached in this opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein that becomes untrue or incorrect.

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      This opinion is furnished to you solely for use in connection with the
Merger, as described in the Merger Agreement and the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. In accordance with Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the Tax Summary. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                        THOMPSON & KNIGHT L.L.P.




                                        By:  /s/ R. David Wheat
                                           -------------------------------------
                                                 R. David Wheat, Partner